Exhibit 23


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-30185, Form S-8 POS (as amended) No. 333-74451, Form S-8 No. 333-105454, Form S-8 No. 333-139728 and Form S-3 No. 333-112682) of Playboy
Enterprises, Inc. and in the related prospectuses of our report dated March 9, 2007, with respect to the consolidated financial statements and financial statement schedule of Playboy Enterprises, Inc., and our report dated March 9, 2007 with respect to Playboy Enterprises, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Playboy Enterprises, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

                                               /s/ Ernst & Young LLP

Chicago, Illinois

March 9, 2007